Exhibit 99.1

Financial Report

January - March 2012

Full year performance on track

Progress in U.S. antitrust investigation

(Stockholm, April 27, 2012) – – – For the three-month period ended March 31, 2012, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported record quarterly sales of $2,179 million - an increase of 3% - and an operating margin of 7.0%, including a $14.5 million accrual for the estimated fines to resolve the U.S. antitrust investigation. Excluding costs related to capacity alignments and the ongoing antitrust investigations, operating margin amounted to 10.0% compared to “around 10%” expected at the beginning of the quarter (non-U.S. GAAP measure, see enclosed reconciliation table).

Organic sales grew at a rate of 5%, as expected.

Operating income declined by $102 million to $153 million, primarily due to higher costs for capacity alignments, raw materials and R,D&E expenses, in addition to the antitrust accrual.

Income before taxes amounted to $141 million, net income to $101 million and earnings per share assuming dilution to $1.07.

Cash flow from operations amounted to $98 million and to $19 million before financing.

The indication for the full year 2012 is that organic sales are expected to grow by approximately 7% and consolidated sales by 4%. The guidance for the second quarter is an increase in consolidated sales of around 3% and approximately 7% for organic sales. The operating margin indication remains unchanged at 10-11% for the full year, while the guidance for the second quarter is an operating margin of more than 9%. This margin indication and guidance excludes costs for capacity alignments and the antitrust investigations and imply a stronger second half of the year, with a margin of around 11%.

An earnings conference call will be held at 2:30 p.m. (CET) today, April 27. To follow the webcast or to obtain pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q1 – Report 2012

Market Overview

During the three-month period January -March 2012, global light vehicle production (LVP) is estimated by IHS to have increased by 6% compared to the same quarter in 2011. This was 4 percentage points (pp) more than expected by IHS at the beginning of the quarter, and was mainly related to vehicles for which Autoliv has no or a low supply value.

In Europe (including Eastern Europe), where Autoliv generates 35% of its consolidated sales, LVP is estimated to have decreased by almost 5%. In Western Europe, the estimated decrease was 6% and in Eastern Europe 1%.

In The Americas, which accounts for nearly 35% of Autoliv’s consolidated sales, LVP increased by 11%. This was primarily due to the Asian and European vehicle manufacturers increasing their North American production by 25% - twice as much as expected - while Ford, GM and Chrysler increased their North American production by an average of 10%.

In China, which accounts for just over one tenth of Autoliv’s consolidated sales, LVP declined by nearly 3%.

In Japan, which accounts for about one tenth of Autoliv’s consolidated sales, LVP increased by 49% from an exceptionally low level last year due to the earthquake.

In the Rest of Asia (RoA), which accounts for one tenth of Autoliv’s consolidated sales, LVP grew by 7%. This was due to an unexpectedly large LVP increase of 12% in India, while a 7% LVP increase in the important South Korean market was 2 pp less than expected by IHS.

Consolidated Sales

Consolidated sales increased slightly more than 3% to a new record level of $2,179 million. The increase was 1 pp better than expected due to currency effects. Excluding the unfavorable currency effects of nearly 2%, organic sales (non-U.S. GAAP measure, see enclosed reconciliation table) increased by 5%, as expected.

Autoliv’s organic sales grew almost in line with global LVP, despite the steep LVP decline in Europe, Autoliv’s largest market. This negative effect was almost fully offset by Autoliv’s better-than-the-market performance primarily in China due to investments made in prior years.

Sales by Product

Sales of airbag products (including steering wheels and passive safety electronics) increased by almost 3% to $1,422 million compared to the same quarter in 2011. Negative currency effects reduced sales by slightly more than 1%. Organic sales of airbag products grew by nearly 4%, which was slightly less than the increase in global LVP due to the above-mentioned negative geographical LVP mix. Sales of airbag products were driven by strong demand for curtain airbags and other side airbags. Sales of knee airbags grew particularly fast due to their further integration into more vehicle models.

Sales of seatbelt products increased by slightly more than 3% to $709 million. Excluding negative currency effects of 2%, organic sales grew by nearly 6%. This was in line with global LVP despite the negative impact on Autoliv’s sales from Western Europe and was attributable to Autoliv’s investments made in prior years in emerging markets. Sales were also driven by the global trend towards more advanced and higher value-added seatbelt systems.

Sales of active safety products (automotive radar, night vision systems and cameras for emergency braking, traffic-sign monitoring and automatic head-beam switching) increased by 29% to $48 million and organically by 30%. This increase was mainly due to new radar business for Mercedes’ B- and M-classes and new camera business for BMW’s 1- and 3-series.

Sales by Region

Sales from Autoliv’s European companies decreased by nearly 9% to $755 million. Half of the decline was due to negative currency effects. The organic sales decline of slightly more than 4% was virtually in line with the decline in European LVP, despite the fact that LVP in the important Western European market dropped by 6%. This negative effect was offset by a favorable vehicle model mix with strong demand for several high safety-content vehicles such as BMW’s 1-series, Mercedes’ B-class and Land Rover’s Evoque. Sales of active safety systems also continued to grow rapidly.

Sales from Autoliv’s companies in The Americas increased by 9% to $733 million. Excluding negative currency effects of 2%, organic sales grew by 11%. This was in line with the region’s LVP growth, despite the fact that Autoliv has less safety content in the Japanese and other Asian vehicles that accounted for most of the increase in North American LVP. This negative customer mix effect for Autoliv was offset by strong demand for vehicles such as Chevrolet’s Cruze; Dodge’s Journey; Ford’s F-series Super Duty, and Explorer; and Mercedes’ new M-class.

Sales from Autoliv’s companies in China increased by 6% to $245 million including favorable currency effects of 4%. Organic sales grew by 2% despite the 3% decline in Chinese LVP. Autoliv’s relatively strong performance is due to its long-term investments in China and market share gains. Sales were mainly driven by sales to Wuling Hongguang, Volkswagen (with the Passat and the Audi A4), Nissan (with the Tiida and Qashqai) and Great Wall (with the recently launched Haval H6 and Voleex C50).

Sales from Autoliv’s companies in Japan rose by 30% to $239 million, including favorable currency effects of 4%. Organic sales growth of 26% was 23 pp less than the increase in Japanese LVP. This reflects a negative LVP mix for Autoliv. Most of the increase in the region’s LVP was due to demand for vehicles with relatively low safety content for the domestic market, while Autoliv’s sales in Japan are predominantly directed towards high-safety content vehicles for the export markets. Sales were driven by strong demand from Toyota and Honda for such vehicles as Toyota’s Alphard, Land Cruiser Prado and Prius, as well as the recently launched Aqua/Prius c and Lexus GS. Successful Honda models were the CRV and the Freed, and the recently launched N-Box.

Sales from Autoliv’s companies in the Rest of Asia (RoA) increased by 5% to $207 million. Excluding negative currency effects and divestitures of 3% combined, organic sales grew by 8%, which was slightly better than the 7% growth in the region’s LVP. Sales were driven by Autoliv’s strong performance in Korea where organic sales grew 6 pp more than the region’s LVP, primarily due to strong demand for vehicle models with high safety content such as Hyundai’s Accent and Verna and Kia’s Sportage as well as by Hyundai’s recently launched Veloster.

Q1 – Report 2012

Earnings

Gross profit for the first quarter amounted to $441 million compared to a record high gross profit of $466 million in the same quarter in 2011. Gross margin declined to 20.2% from 22.1% in the first quarter of 2011. Gross margin was reduced by 0.7 pp due to $15 million higher raw material prices and by 0.6 pp primarily due to the steep decline in European LVP and the ramp-up of production in North America and China resulting in overtime and other extra costs. Gross margin was also affected by the sudden shifts this quarter in Autoliv’s sales mix.

Operating income decreased by $102 million to $153 million primarily due to the $25 million decrease in gross profit, $47 million higher capacity alignment costs than in the first quarter of 2011, $12 million higher Research, Development and Engineering (R,D&E) expense, net and a $14.5 million accrual of the estimated fines to resolve the antitrust investigation by the U.S. Department of Justice (DoJ). The investigation is still ongoing and the Company cannot predict the precise duration or ultimate outcome of the investigation. The accrual is therefore only management’s current best estimate. Operating margin decreased to 7.0% from 12.1% in the first quarter of 2011. This was primarily due to the 1.9 pp decrease in gross margin and to a 2.1 pp negative effect from $47 million higher capacity alignment costs than in the same quarter of 2011 and to the antitrust accrual that had a 0.7 pp negative margin effect. In addition R,D&E expense, net increased to 5.8% of sales from 5.4% in the first quarter of 2011. The capacity alignment costs amounted to $48 million and the costs related to the ongoing antitrust investigations to $16 million, including the $14.5 million accrual.

Income before taxes decreased by $99 million to $141 million. The $102 million decline in operating income was partially offset by a $3 million reduction in interest expense, net primarily due to the remarketing of the senior notes maturing in 2014 (see Other Significant Events).

Net income attributable to controlling interest declined by $81 million to $101 million. The effective tax rate was 28.1%, compared to 23.9% in the same quarter of 2011. Discrete tax items increased the effective tax rate by 0.8% in the quarter, while discrete items reduced the effective tax rate by 3.2% in the first quarter of 2011.

Earnings per share (EPS) assuming dilution declined by $0.86 to $1.07 from Autoliv’s highest quarterly EPS ever in the first quarter of 2011. The weighted average number of shares outstanding, assuming dilution, stood virtually unchanged at 93.8 million compared to 93.9 million in the same quarter of 2011.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $98 million compared to $141 million in the same quarter of 2011. The lower cash flow this year was due to exceptionally high account payables at the end of last year. In addition, net income was lower than in the first quarter 2011, primarily due to the higher raw material prices and R,D&E expenses mentioned above.

Cash flow before financing (non-U.S. GAAP measures, see enclosed reconciliation table) amounted to $19 million compared to $63 million during the same quarter of 2011. Capital expenditures, net of $78 million were $12 million more than depreciation and amortization in the quarter, but $2 million less than capital expenditures during the first quarter of 2011.

During the quarter, operating working capital (non-U.S. GAAP measure) increased to 7.1% of sales from 6.2% at December 31, 2011. The Company has a policy that working capital in relation to last 12-month sales should not exceed 10%.

Account receivables stood unchanged in relation to sales at 70 days outstanding compared to March 31 2011, but increased from 66 days outstanding on December 31, 2011. Days inventory outstanding also stood unchanged, at 29 days, compared to March 31 2011, but decreased from 32 days compared to December 31, 2011.

At the close of the quarter, the Company had net cash (non-U.S. GAAP measure, see enclosed reconciliation table) of $67 million compared to $92 million at the end of the previous quarter. Dividend payments in the quarter amounted to $40 million. Gross interest-bearing debt increased by $12 million partially due to currency effects to $678 million.

During the quarter, total equity increased by $88 million to $3,437 million mainly due to net income of $101 million, favorable currency effects of $27 million and common stock incentives of $4 million. These increases were partially offset by a $45 million accrual for the declared dividend which will be paid in the second quarter. Total parent shareholders’ equity was $3,421 million corresponding to $38.22 per share.

Launches in the 1st Quarter

•	Ford’s new Escape: Passenger airbag, knee airbag for the driver, side airbags, inflatable curtains and seatbelts with pretensioners.

•	Peugeot’s new 208: Driver airbag with steering wheel, passenger airbag, inflatable curtains and seatbelts with pretensioners.

•	Mitsubishi’s new Mirage: Driver airbag with steering wheel, passenger airbag, inflatable curtains, side airbags, knee driver airbag and seatbelts with pretensioners.

•	Chevrolet’s new Malibu: Driver airbag with steering wheel, passenger airbag and knee driver airbag.

•	Peugeot’s new 4008: Driver airbag with steering wheel, passenger airbag, inflatable curtains, knee driver airbag and seatbelts with pretensioners.

•	Toyota’s new Aqua/Prius c: Inflatable curtains, side airbags and seatbelts with pretensioners.

•	Honda’s new N-Box: Seatbelts with pretensioners.

•	Dacia’s new Lodgy: Passenger airbag, side airbags and seatbelts with pretensioners.

•	Mazda’s new CX-5: Driver airbag with steering wheel and safety electronics.

Q1 – Report 2012

Headcount

Total headcount (permanent employees and temporary personnel) increased by 1,600 during the quarter to 49,500. Virtually all of these headcount increases were in manufacturing. Headcount in low-cost countries (LCC) increased by 1,100 and by 500 in high-cost countries (HCC), of which 400 were temporary personnel. Virtually all of the increase in permanent employees in HCC was in North America and South Korea, while the number of permanent employees in European HCC continued to decline.

Currently, 66% of total headcount is in low-cost countries, 71% are direct workers in manufacturing and 20% are temporary personnel. A year ago, these ratios were 63%, 71% and 22%, respectively. The decline in the level of temporary personnel has been primarily limited to a few countries with weak LVP, while the level of temporary personnel has increased in Japan and certain other countries with strong LVP.

Outlook

Based on Autoliv’s call-offs from customers, we expect the Company’s consolidated sales to increase by 3% in the second quarter 2012. Currency effects are expected to have a negative impact of 4%. Consequently, organic sales are expected to grow by approximately 7% in the quarter.

For the full year 2012, IHS currently expects that global LVP will increase by nearly 6% compared to 2011. Primarily based on this assumption for the second half of 2012, Autoliv’s organic sales for the full year are expected to grow by around 7%. Currency effects are expected to have a negative impact of nearly 3%, provided mid-April exchange rates prevail. Therefore, the indications for the full year are that consolidated sales should increase by around 4% and that Autoliv’s organic sales growth for the second half of the year should amount to 8% despite the fact LVP is expected by IHS to grow by only 3%. Autoliv should therefore resume its outperformance trend versus global LVP during the third quarter when the LVP comparisons cease to be affected by last year’s tsunami.

An operating margin of more than 9% is expected for the second quarter, while the indication for the full year is an operating margin in the range of 10-11%. Both the margin indication and margin guidance exclude costs for capacity alignments and the antitrust investigations and imply a stronger second half of the year, with a margin of around 11%. The capacity alignment costs are likely to be in the range of $60-80 million for the full year.

In response to continued strong order intake and in order to enable Autoliv to continue to outperform global LVP, capital expenditures will remain on a relatively high level of approximately 4.5% of sales in 2012. Operations are expected to continue to generate a strong cash flow in the magnitude of $0.7 billion for the full year 2012, excluding payments for antitrust investigations.

The projected effective tax rate for the remainder of the year, excluding any discrete items that might arise, is estimated to be around 27%.

Other Significant Events

•

On March 15, Autoliv completed the remarketing of its 8% senior notes due on April 30, 2014 and the coupon of the senior notes was reset to 3.854% with a yield of 2.875% . This will save the Company around $11 million in interest expense in 2012 compared to 2011.

•	Autoliv has extended essentially all of its $1.1 billion revolving credit facility from April 2016 to April 2017 with unchanged terms and conditions.

•

Mr. Bo I. Andersson has been appointed as a new member of Autoliv’s Board of Directors. For the past three years, he has, as President and CEO of the GAZ Group, led the turnaround of this leading Russian commercial vehicle manufacturer. Prior to joining GAZ, Mr. Andersson pursued a successful career at General Motors, including the position as Vice President of Global Purchasing and Supply Chain, responsible for a global budget of nearly $100 billion.

•

Autoliv has developed a completely new concept for inflating airbags that is more environmentally friendly and more cost efficient than traditional inflator technologies. In addition, it reduces the inflator’s weight by 20% as compared to most inflators for the intended application. The new inflator uses hydrogen and oxygen with inert gas to inflate the airbag, instead of pyrotechnic substances.

•

Autoliv has received several accolades for its contributions to customers in 2011. From Toyota, Autoliv received three awards, including Toyota’s most prestigious award The Global Contribution Award as well as Toyota’s Mass Innovation Award. This was in recognition of a 50% weight reduction and a 40% cost reduction of the inflatable curtain in the new Toyota Aqua. From Daimler, Autoliv received their Supplier Award 2011 in recognition of the excellent cooperation between Daimler and Autoliv, which has resulted in several groundbreaking innovations such as the Collision Prevention Assist system in the new Mercedes B-Class and the “BeltBag”, which is a seatbelt with an integrated airbag. From Subaru North America, Autoliv received the Excellence in Partnership award for continued cooperation and commitment to Subaru.

Annual General Meeting of Stockholders

The 2012 Annual Meeting of Stockholders will be held in Chicago on May 8. Holders of record at the close of business on March 12 are entitled to be present and vote at the meeting. A Notice of Internet Availability of Proxy Material was mailed to stockholders in March.

Dividend

As previously announced, the Company has decided to once again increase the quarterly dividend paid to stockholders. This time the dividend was increased by 2 cents per share or 4.4% to 47 cents per share. This dividend for the second quarter will be paid on Thursday, June 7, 2012 to stockholders of record on May 23. The ex-date, when the shares will trade without the right to the dividend, will be May 21, 2012. As a result of this increase and the effect of the settlement of the equity units on April 30, 2012 which will result in approximately 5.8 million new shares being issued, the total dividend to be paid is expected to be $45 million, an increase of 11% from the amount paid in the first quarter this year.

Next Report

Autoliv intends to publish the quarterly report for the second quarter 2012 on Friday, July 20.

Q1 – Report 2012

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, Form 10-K report, quarterly reports on form 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, such as, without limitation, changes in and the successful execution of our restructuring and cost reduction initiatives discussed herein and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material, fuel and energy costs, changes in consumer and customer preferences for end products, customer losses, customer bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in currencies or interest rates, fluctuation in vehicle production schedules for which the Company is a supplier, component shortages, market acceptance of our new products, costs or difficulties related to the integration of any new or acquired businesses and technologies, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments or joint venture arrangements, pricing negotiations with customers, our ability to be awarded new business, increased costs, supply issues, product liability, warranty and recall claims and other litigation and customer reactions thereto, possible adverse results of pending or future litigation or infringement claims, negative impacts of governmental investigations and litigation relating to the conduct of our business, tax assessments by governmental authorities, dependence on key personnel, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q and any amendments thereto. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly or revise any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLR and we assume no obligation to update any such statements.

Q1 – Report 2012

Key Ratios

	Quarter January - March		Latest 12 months	Full year
	2012	2011	April 11 - March 12	2011
Earnings per share, basic	$1.12	$2.04	$6.07	$6.99
Earnings per share, diluted1)	$1.07	$1.93	$5.79	$6.65
Total parent shareholders’ equity per share	$38.22	$34.76	$38.22	$37.33
Cash dividend paid per share	$0.45	$0.40	$1.78	$1.73
Operating working capital, $ in millions2)	591	513	591	514
Capital employed, $ in millions3)	3,370	3,243	3,370	3,257
Net (cash) debt, $ in millions2)	(67)	129	(67)	(92)
Net debt to capitalization, %4)	N/A	4	N/A	N/A
Gross margin, %5)	20.2	22.1	20.5	21.0
Operating margin, %6)	7.0	12.1	9.5	10.8
Return on total equity, %7)	12.0	24.1	16.6	19.6
Return on capital employed, %8)	18.8	32.5	23.9	27.5
Average no. of shares in millions1)	93.8	93.9	93.7	93.7
No. of shares at period-end in millions9)	89.5	89.2	89.5	89.3
No. of employees at period-end10)	39,525	35,531	39,525	38,500
Headcount at period-end11)	49,547	45,729	49,547	47,919
Days receivables outstanding12)	70	70	76	67
Days inventory outstanding13)	29	29	32	32

1)	Assuming dilution and net of treasury shares.
2)	Non-GAAP measure; for reconciliation see enclosed tables below.
3)	Total equity and net debt.
4)	Net debt in relation to capital employed.
5)	Gross profit relative to sales.
6)	Operating income relative to sales.
7)	Net income relative to average total equity.
8)	Operating income and equity in earnings of affiliates, relative to average capital employed.
9)	Excluding dilution and net of treasury shares.
10)	Employees with a continuous employment agreement, recalculated to full time equivalent heads.
11)	Includes temporary hourly personnel.
12)	Outstanding receivables relative to average daily sales.
13)	Outstanding inventory relative to average daily sales.

Consolidated Statements of Income

(Dollars in millions, except per share data)

	Quarter January - March		Latest 12 months	Full year
	2012	2011	April 11 - March 12	2011
Net sales
Airbag products	$1,422.1	$1,385.4	$5,429.5	$5,392.8
Seatbelt products	709.2	686.3	2,702.3	2,679.4
Active safety products	47.6	36.9	170.9	160.2

Total net sales	2,178.9	2,108.6	8,302.7	8,232.4
Cost of sales	(1,737.8)	(1,642.6)	(6,599.7)	(6,504.5)

Gross profit	441.1	466.0	1,703.0	1,727.9
Selling, general & administrative expenses	(93.6)	(90.9)	(371.4)	(368.7)
Research, development & engineering expenses, net	(126.3)	(114.5)	(453.3)	(441.5)
Amortization of intangibles	(4.6)	(3.7)	(19.5)	(18.6)
Other income (expense), net	(63.3)	(2.1)	(71.1)	(9.9)

Operating income	153.3	254.8	787.7	889.2
Equity in earnings of affiliates, net of tax	2.1	1.3	7.6	6.8
Interest income	0.8	0.9	4.8	4.9
Interest expense	(12.5)	(15.4)	(59.1)	(62.0)
Loss on extinguishment of debt	—	—	(6.2)	(6.2)
Other financial items, net	(2.6)	(1.8)	(5.2)	(4.4)

Income before income taxes	141.1	239.8	729.6	828.3
Income taxes	(39.7)	(57.3)	(183.7)	(201.3)
Net income	$101.4	$182.5	$545.9	$627.0
Less; Net income attributable to non-controlling interest	0.9	1.0	3.5	3.6
Net income attributable to controlling interest	100.5	$181.5	$542.4	$623.4
Earnings per share1)	$1.07	$1.93	$5.79	$6.65

1)	Assuming dilution and net of treasury shares.

Q1 – Report 2012

Consolidated Balance Sheets

(Dollars in millions)

	March 31 2012	December 31 2011	September 30 2011	June 30 2011	March 31 2011
Assets
Cash & cash equivalents	$732.0	$739.2	$630.7	$559.7	$605.2
Receivables, net	1,660.8	1,457.8	1,527.8	1,610.1	1,625.2
Inventories, net	620.8	623.3	619.4	626.8	609.1
Other current assets	182.1	180.0	165.4	183.0	185.1

Total current assets	3,195.7	3,000.3	2,943.3	2,979.6	3,024.6
Property, plant & equipment, net	1,156.4	1,121.2	1,102.7	1,124.9	1,075.6
Investments and other non-current assets	289.4	279.6	256.9	243.4	231.6
Goodwill assets	1,611.5	1,607.0	1,612.1	1,624.2	1,620.7
Intangible assets, net	105.5	109.2	114.3	112.6	106.8

Total assets	$6,358.5	$6,117.3	$6,029.3	$6,084.7	$6,059.3
Liabilities and equity
Short-term debt	$209.3	$302.8	$221.8	$205.9	$107.1
Accounts payable	1,092.8	1,083.9	1,058.1	1,123.0	1,130.9
Other current liabilities	826.3	699.2	703.6	745.8	809.8

Total current liabilities	2,128.4	2,085.9	1,983.5	2,074.7	2,047.8
Long-term debt	468.7	363.5	480.2	487.9	639.9
Pension liability	198.2	193.1	141.3	146.2	140.2
Other non-current liabilities	125.9	125.8	122.2	115.1	117.8

Total non-current liabilities	792.8	682.4	743.7	749.2	897.9
Total parent shareholders’ equity	3,420.7	3,333.4	3,287.8	3,247.3	3,100.6
Non-controlling interest	16.6	15.6	14.3	13.5	13.0

Total equity	3,437.3	3,349.0	3,302.1	3,260.8	3,113.6
Total liabilities and equity	$6,358.5	$6,117.3	$6,029.3	$6,084.7	$6,059.3

Consolidated Statements of Cash Flows

(Dollars in millions)

	Quarter January - March		Latest 12 months	Full year
	2012	2011	April 11 - March 12	2011
Net income	$101.4	$182.5	$545.9	$627.0
Depreciation and amortization	66.7	65.4	269.6	268.3
Other, net	5.6	2.4	41.3	38.1
Changes in operating assets and liabilities	(75.7)	(108.9)	(142.0)	(175.2)

Net cash provided by operating activities	98.0	141.4	714.8	758.2
Capital expenditures, net	(78.4)	(80.1)	(355.3)	(357.0)
Acquisitions of businesses and other, net	(0.4)	1.9	(18.0)	(15.7)

Net cash used in investing activities	(78.8)	(78.2)	(373.3)	(372.7)
Net cash before financing1)	19.2	63.2	341.5	385.5
Net increase in short-term debt	18.9	9.8	112.2	103.1
Issuance of long-term debt	—	—	47.1	47.1
Repayments and other changes in long-term debt	(4.3)	—	(224.0)	(219.7)
Dividends paid	(40.2)	(35.6)	(158.9)	(154.3)
Cash paid for extinguishment of debt	—	—	(6.3)	(6.3)
Common stock options exercised	5.7	7.1	11.5	12.9
Dividend paid to non-controlling interests	—	—	(0.4)	(0.4)
Other, net	(0.4)	—	(5.7)	(5.3)
Effect of exchange rate changes on cash	(6.1)	(27.0)	9.8	(11.1)

Increase (decrease) in cash and cash equivalents	(7.2)	17.5	126.8	151.5
Cash and cash equivalents at period-start	739.2	587.7	605.2	587.7

Cash and cash equivalents at period-end	$732.0	$605.2	$732.0	$739.2

1)	Non-GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q1 – Report 2012

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	March 31 2012	December 31 2011	September 30 2011	June 30 2011	March 31 2011
Total current assets	$3,195.7	$3,000.3	$2,943.3	$2,979.6	$3,024.6
Total current liabilities	(2,128.4)	(2,085.9)	(1,983.5)	(2,074.7)	(2,047.8)

Working capital	1,067.3	914.4	959.8	904.9	976.8
Cash and cash equivalents	(732.0)	(739.2)	(630.7)	(559.7)	(605.2)
Short-term debt	209.3	302.8	221.8	205.9	107.1
Derivative asset and liability, current	1.6	(4.0)	(15.5)	8.0	(4.1)
Dividends payable	44.7	40.2	40.2	40.2	38.3

Operating working capital	$590.9	$514.2	$575.6	$599.3	$512.9

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD reported in other balance sheet captions.

	March 31 2012	December 31 2011	September 30 2011	June 30 2011	March 31 2011
Short-term debt	$209.3	$302.8	$221.8	$205.9	$107.1
Long-term debt	468.7	363.5	480.2	487.9	639.9

Total debt	678.0	666.3	702.0	693.8	747.0
Cash and cash equivalents	(732.0)	(739.2)	(630.7)	(559.7)	(605.2)
Debt-related derivatives	(12.9)	(19.1)	(30.8)	(2.3)	(12.4)

Net (cash) debt	$(66.9)	$(92.0)	$40.5	$131.8	$129.4

Components in Sales Increase/Decrease

Since the Company generates almost 80% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in the total U.S. GAAP net sales.

Quarter January - March

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(4.3)	$(35.7)	10.8	$72.3	26.0	$47.9	2.2	$4.9	8.1	$16.0	5.0	$105.4
Currency effects	(4.3)	(35.5)	(1.5)	(10.0)	3.6	6.7	4.2	9.8	(1.8)	(3.6)	(1.6)	(32.6)
Acquisitions/divestitures	—	—	—	—	—	—	—	—	(1.3)	(2.5)	(0.1)	(2.5)

Reported change	(8.6)	$(71.2)	9.3	$62.3	29.6	$54.6	6.4	$14.7	5.0	$9.9	3.3	$70.3

ITEMS AFFECTING COMPARABILITY

The following items have affected the comparability of reported results from year to year. We belive that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter January - March 2012			Quarter January - March 2011
	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP
Operating income	$217.0	$(63.7)	$153.3	$257.3	$(2.5)	$254.8
Operating margin, %	10.0	(3.0)	7.0	12.2	(0.1)	12.1
Income before taxes	$204.8	$(63.7)	$141.1	$242.3	$(2.5)	$239.8
Net income	$147.3	$(45.9)	$101.4	$184.3	$(1.8)	$182.5
Capital employed	$3,416	$(46)	$3,370	$3,245	$(2)	$3,243
Return on capital employed, %	26.3	(7.5)	18.8	32.8	(0.3)	32.5
Return on total equity, %	17.3	(5.3)	12.0	24.3	(0.2)	24.1
Earnings per share, diluted 2)	$1.56	$(0.49)	$1.07	$1.95	$(0.02)	$1.93
Total parent shareholders’ equity per share	$38.73	$(0.51)	$38.22	$34.78	$(0.02)	$34.76

1)	Capacity alignment and antitrust investigations.
2)	Assuming dilution and net of treasury shares.